Kodiak Energy, Inc. Announces Change in Directors

CALGARY, ALBERTA – (MARKETWIRE) – February 27, 2009 – Kodiak Energy, Inc. (OTCBB: KDKN, TSX-V: KDK) ("Kodiak" or the "Corporation") announces that Marvin Jones is retiring from Kodiak’s board of directors effective February 28, 2009.  This coincides with his retirement from other activities within corporate Calgary.  The board wishes to thank Mr. Jones for his many years of invaluable service to the corporation and a successful retirement.

The board of directors announces the appointments of Greg Juneau and Gordon Taylor to the corporation’s board of directors.  The experience and background of Messrs Juneau and Taylor will be an asset to the board as the corporation continues to move forward.  Revision to the corporation’s website at http://www.kodiakpetroleum.com/s/Management.asp will be made following dissemination of this press release.

Mr. Juneau is a Calgary based professional engineer with over 19 years of oil and gas experience as a project engineer and manager.  His competency includes engineering, procurement and construction management of surface facilities.  Mr. Juneau is the president and engineering manager at Segment Engineering Ltd. from 2000 to present.  He coordinates full discipline engineering, procurement, construction and management (EPCM) projects consisting of oil and gas well sites, gathering systems, transmission pipelines, pump stations, satellites, batteries, compression and gas plants within British Columbia, Alberta and Saskatchewan.  Mr. Juneau graduated from the University of Alberta in 1990 with a Bachelor of Science Degree in Mechanical Engineering and is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA), and Association of Professional Engineers and Geoscientists of BC (APEGofBC).

Mr. Taylor is a Calgary based businessman with over 16 years of financial experience in mortgages, investments, real estate acquisition, and development.  He is the founder and president of Liberty Mortgage Services Ltd. from 1996 to present, specializing in syndicated mortgages.  From 1992 to present, he is also founder and president of Tach Investments Ltd., a private investment company.  Prior, Mr. Taylor was with Alberta Opportunity Company for over 18 years, with 15 years as Branch Manager financing small to medium sized businesses in the province of Alberta.

The appointments of Messrs Juneau and Taylor are subject to Toronto Venture Exchange (TSX-V) approval.

About Kodiak:  Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, 1438821 Alberta Ltd., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
www.kodiakpetroleum.com

The TSX-V has not reviewed and does not accept responsibility for the adequacy and accuracy of this information.

Forward-looking Statements:  This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.